Exhibit 5.1

December 8, 2015

Board of Directors
Insulet Corporation
600 Technology Park Drive Suite 200
Billerica, Massachusetts 01821

Ladies and Gentlemen:

We are acting as counsel to Insulet Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S‑8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to 206,030 newly issued shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), which shares are issuable pursuant to (i) the Non-Qualified Stock Option Agreement for Michael Levitz, dated as of May 4, 2015; (ii) the Time Vesting Restricted Stock Unit Agreement for Michael Levitz, dated as of May 4, 2015; (iii) the Non-Qualified Stock Option Agreement for David Colleran, dated as of June 29, 2015; (iv) the Time Vesting Restricted Stock Unit Agreement for David Colleran, dated as of June 29, 2015; (v) the Non-Qualified Stock Option Agreement for Michael Spears, dated as of July 27, 2015; and (vi) the Time Vesting Restricted Stock Unit Agreement for Michael Spears, dated as of July 27, 2015 (together with (i), (ii), (iii), (iv) and (v), the “Inducement Grants”), and in each case associated stock purchase rights (the “Rights”), all of which stock purchase rights are to be issued pursuant to the Shareholder Rights Agreement, dated as of November 14, 2008, as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, as Rights Agent (the “Rights Agent”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Inducement Grants and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Compensation Committee of the Board of Directors and the Inducement Grants, the Shares will be validly issued, fully paid and nonassessable, and the associated Rights will be valid and binding obligations of the Company.
It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP